EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-192172, No. 333-197899, No. 333-206610, No. 333-206611, 333-211143 and 333-211144) of Wix.com Ltd. of our reports dated March 28, 2017, with respect to (i) the consolidated balance sheets of Wix.com Ltd. and subsidiaries as of December 31, 2015 and 2016, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2016,  and (ii) the effectiveness of internal control over financial reporting of Wix.com Ltd., which reports appear in the December 31, 2016 annual report on Form 20-F of Wix.com Ltd.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
March 28, 2017	Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global